Exhibit 10.12

Chengdu Puyi Bohui Information Technology Co., Ltd.

Party A: Shenzhen Yingjiasheng Investment Partnership (Limited Partnership)

Party B: Yu Haifeng

Through amicable negotiation between the Parties hereto and upon the review and approval of the shareholders' meeting of the Company, Party A voluntarily transfers the its holding equity of Chengdu Puyi Bohui Information Technology Co., Ltd., valuing at RMB 600,000 (accounting for 0.96% of the company's registered capital) to Party B. Party A shall guarantee that the transferred equity is true, legal and valid without any mortgage or security. Party B voluntarily purchases the above-mentioned equity transferred by Party A and assumes corresponding responsibilities, rights and interests in accordance with the provisions of the Company Law and the Articles of Association.

The agreement is made in quadruplicate, with each party holding one, and the Company shall keep one copy in record and submit one copy to the registration authority. The agreement shall come into force upon the signing and seal of the Parties hereto.

Party A: Shenzhen Yingjiasheng Investment Partnership (Limited Partnership)

/s/ Seal of Shenzhen Yingjiasheng Investment Partnership (Limited Partnership)

Party B: Yu Haifeng

By:	/s/ Yu Haifeng

Target Company: Chengdu Puyi Bohui Information Technology Co., Ltd.

/s/ Seal of Chengdu Puyi Bohui Information Technology Co., Ltd.

March 14, 2016